Exhibit 7.4

METHANEX CORPORATION

As Issuer

AND

THE BANK OF NEW YORK MELLON

As Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of —, 201—

To

Indenture dated as of July 20, 1995 between Methanex Corporation, as Issuer, and

The Bank of New York Mellon (formerly United States Trust Company of New York), as Trustee, providing for the issue of Debt Securities

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) is made as of the — day of —, 201—, between Methanex Corporation (the “Company”) and The Bank of New York Mellon (formerly United States Trust Company of New York), as trustee (the “Trustee”).

WHEREAS, by a trust indenture made as of July 20, 1995, between the Company and the Trustee provision was made for the issue of securities of the Company in one or more series (the “Original Indenture”);

WHEREAS, the Original Indenture was supplemented by the First Supplemental Indenture, dated June 18, 2002, the Second Supplemental Indenture, dated June 19, 2002 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated December 9, 2003, and the Fourth Supplemental Indenture, dated August 3, 2005 (the “Fourth Supplemental Indenture” and the Original Indenture as so supplemented, the “Indenture”), in all cases between the Company and the Trustee;

WHEREAS under and in accordance with the terms of the Indenture, there have heretofore been issued four series of securities;

WHEREAS the Indenture provides that the aggregate principal amount of securities which may be issued thereunder is unlimited but securities may be issued only upon and subject to the conditions and limitations set forth therein;

WHEREAS the Company desires and may from time to time desire to issue Debt Securities having the attributes and characteristics hereinafter set forth;

WHEREAS the Company is not in default under the Indenture;

WHEREAS all necessary acts and proceedings have been done and taken and all necessary resolutions passed to authorize the execution and delivery of this Fifth Supplemental Indenture and to make the same legal and valid and binding upon the Company;

WHEREAS the foregoing recitals are made as representations and statements of fact by the Company and not the Trustee; and

WHEREAS the Company is permitted to enter into this Fifth Supplemental Indenture pursuant to Section 9.01(j) of the Indenture with the intent that the provisions of this Fifth Supplemental Indenture will apply only to the Debt Securities (as defined herein);

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Fifth Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Debt Securities:

ARTICLE 1- DEFINITIONS

1.01	General.

For all purposes of this Fifth Supplemental Indenture, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

“Debt Securities” has the meaning set forth in the Indenture, except that it shall not include the 8.75% Senior Notes due August 15, 2012 or the 6.0% Senior Notes due August 15, 2015;

“Trust Indenture” means the Indenture as supplemented by this Fifth Supplemental Indenture and any other indenture, deed or instrument supplemental or ancillary thereto; and

all other terms and expressions used herein shall have the same meanings as corresponding expressions defined in the Trust Indenture.

1.02	To be Read with Indenture.

This Fifth Supplemental Indenture is a supplemental indenture within the meaning of the Indenture, and the Indenture and this Fifth Supplemental Indenture shall be read together and shall have effect, as far as practicable, as though all the provisions of the Indenture and this Fifth Supplemental Indenture were contained in one instrument.

1.03	Application to Debt Securities Only

The provisions of this Fifth Supplemental Indenture shall be applicable to the Debt Securities only.

ARTICLE 2- AMENDMENT

2.01	Definition of “Consolidated Net Worth”.

The definition of “Consolidated Net Worth” set out in Section 1.01 of the Indenture is deleted and the following substituted therefor:

“Consolidated Net Worth” at any date of determination means the following amount, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the date of determination: (i) the consolidated equity of the common stockholders of the Company plus (ii) the respective amounts reported with respect to any class or series of Preferred Stock of the Company (other than Exchangeable Stock or Redeemable Stock) but only to the extent of any cash received by the Company upon issuance of such Preferred Stock, excluding any gains or losses with respect to IRRM’s that have been recognized or reported under GAAP, but which do not reflect obligations of any person due and payable at that time.

2.02	Definition of “GAAP”.

The definition of “GAAP” set out in Section 1.01 of the Indenture is deleted and the following substituted therefor:

“GAAP” means International Financial Reporting Standards as issued by the International Accounting Standards Board in effect as of January 1, 2011.

2.03	Definition of “Outstanding”.

The definition of “Outstanding” set out in Section 1.01 of the Indenture is deleted and the following substituted therefor:

“Outstanding”, when used with respect to the Debt Securities or any series of Debt Securities, means, as of the date of determination, all Debt Securities or all Debt Securities of that series, as the case may be, theretofore authenticated and delivered under this Indenture, except:

(i) Debt Securities or Debt Securities of that series, as the case may be, theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Debt Securities or Debt Securities of that series, as the case may be, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any paying agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own paying agent) for the Holders of such Debt Securities; provided, however, that, if such Debt Securities have not yet matured, notice of the redemption of such Debt Securities has been duly given pursuant to this Indenture; and

(iii) Debt Securities or Debt Securities of that series, as the case may be, which have been paid pursuant to Section 2.09 or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to this Indenture, other than any such Debt Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands such Debt Securities are valid obligations of the Company;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities or the Outstanding Debt Securities of any series, as the case may be, have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which the Trustee actually knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledge establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Debt Securities and that the pledgee is not the Company or any other obligor upon the Debt Securities or an Affiliate of the Company or of such other obligor. In determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of an Original Issue Discount Debt Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to Section 6.01. In determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities or the Outstanding Debt Securities of any series, as the case may be, have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of a Debt Security denominated in one or more Foreign Currencies that shall be deemed Outstanding for such purposes shall be the Dollar Equivalent, determined in the manner provided as contemplated by Section 2.03 on the date of original issuance of such Debt Security, of the principal amount (or, in the case of any Original Issue Discount Debt Security, the Dollar Equivalent on the date of original issuance of such Security of the amount determined as provided in the preceding sentence above) of such Debt Security.

2.04	Definition of “Permitted Liens”.

Clause (i) of the definition of “Permitted Liens” set out in Section 1.01 of the Indenture is deleted and the following substituted therefor:

(i) pledges or deposits by such person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public or statutory obligations of such person or deposits of cash or government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

2.05	Definitions.

Section 1.01 of the Indenture is amended to add the following definition after the definition of “Investment”:

“IRRM” means: (i) any interest rate or foreign exchange risk management agreement or product, including (A) interest rate or currency exchange swap agreements, (B) futures contracts, (C) forward exchange, purchase or sale agreements, and (D) any other agreements to fix or hedge interest rates or foreign exchange rates; and (ii) any agreement for the making or taking of delivery of any commodity (including, for certainty, natural gas, propane, water, electricity and electrical power), any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity, but shall not include any agreement for the physical purchase or sale of a commodity (including, for certainty, natural gas, propane, water, electricity and electrical power) entered into in the ordinary course of business unless (i) such agreement is entered into for hedging or speculative purposes, or (ii) such agreement is required to be accounted for on a mark to market (“fair value”) basis under GAAP.

2.06	Additional Guarantees.

Section 4.11 of the Indenture is deleted and the following substituted therefor:

Additional Guarantees; Limitation on Subsidiary Indebtedness.

The Company shall not permit any Restricted Subsidiary to Incur any Indebtedness unless, at the time of such Incurrence, such Restricted Subsidiary has Guaranteed all the obligations of the Company with respect to the Debt Securities pursuant to the terms of the Indenture, such Guarantee to be in the form provided for in Exhibit B to this Indenture. The foregoing shall not apply to (1)

any Indebtedness Incurred by a Restricted Subsidiary to finance its working capital requirements; provided, however, that the aggregate amount of such Indebtedness Incurred by all Restricted Subsidiaries who have not Guaranteed all the obligations of the Company with respect to the Debt Securities pursuant to the terms of the Indenture and outstanding at any time shall not exceed $50,000,000; (2) any Indebtedness secured by (a) Permitted Liens or (b) Liens to which the exception in Section 4.08 is applicable; provided, however, that the aggregate amount of all such Indebtedness and all Indebtedness of the Company secured by such Liens (other than Permitted Liens), plus all Attributable Indebtedness of the Company and its Restricted Subsidiaries with respect to Sale/Leaseback Transactions permitted under Section 4.09, does not exceed 10% of Consolidated Net Worth; (3) any Attributable Indebtedness (a) with respect to a Sale/Leaseback Transaction which is permitted under Section 4.09 or (b) to which the provisions under Section 4.09 are not applicable; and (4) any Indebtedness owed to and held by the Company, another Restricted Subsidiary, a shareholder of a Restricted Subsidiary or any affiliate of a shareholder of a Restricted Subsidiary; provided, however, that any subsequent transfer of any such Indebtedness or any subsequent transfer of any Capital Stock of such Restricted Subsidiary, or any other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary, shall be deemed to constitute the Incurrence of such Indebtedness at such time. Subject to Section 11.02(b), no Guarantor shall be released from its Guarantee provided pursuant to this Section or Section 10.02(a) unless (i) such Guarantor ceases to be a Restricted Subsidiary or (ii) such Guarantor has been discharged from all its obligations with respect to all Indebtedness Incurred by such Guarantor (other than such Guarantee and Indebtedness described in clause (4) in the immediately preceding sentence) and such Guarantor has not had any Indebtedness (other than such Guarantee and Indebtedness described in clause (4) in the immediately preceding sentence) outstanding for a period of 91 days.

2.07	Limitations with Respect to Unrestricted Subsidiaries

The heading of Section 4.12 of the Indenture is deleted and the following substituted therefor:

Limitations on Affiliate Transactions and Unrestricted Subsidiaries

2.08	Waiver of Certain Covenants.

Section 4.13 of the Indenture is deleted and the following substituted therefor:

The Company may omit in any particular instance to comply with any term, provision or condition set forth in Section 4.08, Section 4.09, Section 4.11 and Section 4.12, with respect to the Debt Securities or with respect to the Debt Securities of any series if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Debt Securities or of the Outstanding Debt Securities of such series, as the case may be, shall either waive in writing such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

2.09	Reports by Company.

Section 5.03 of the Indenture is amended by adding the following subsection:

(d) Notwithstanding any other provision of this Section 5.03, the Company shall not be required to provide to the Trustee any information which is posted on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Electronic Data-Gathering, Analysis and Retrieval (EDGAR) system maintained by the Securities and Exchange Commission at www.sec.gov, or the Company’s website.

2.10	Events of Default.

Section 6.01(f) of the Indenture is amended by deleting the symbol and number $10,000,000 and substituting therefor the symbol and number $50,000,000.

2.11	Acceleration.

Section 6.02 of the Indenture is deleted and the following substituted therefor:

If an Event of Default with respect to the Debt Securities, or a series of Debt Securities, as the case may be (other than an Event of Default specified in Section 6.01(g) (with respect to the Company) or (h) (with respect to the Company)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities or the Outstanding Debt Securities of such series, as the case may be, may declare the principal of and accrued but unpaid interest on all the Debt Securities or all the Debt Securities of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in 6.01(g) (with respect to the Company) or (h) (with respect to the Company) occurs, and is not cured within the time period permitted, the principal of and interest on all the Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the Outstanding Debt Securities, or the Outstanding Debt Securities of a series, by notice to the Trustee may rescind an acceleration with respect to the Debt Securities or such series of Debt Securities, as the case maybe, if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

2.12	Waiver of Past Defaults.

Section 6.04 of the Indenture is deleted and the following substituted therefor:

The Holders of a majority in principal amount of the Outstanding Debt Securities or the Outstanding Debt Securities of a series, as the case may be, may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or interest on the Debt Securities or the Debt Securities of such series, as the case may be, or (ii) a Default in respect of a provision that under Section 9.02 cannot be waived without the consent of each Debt Securityholder or each Debt Securityholder of such series, as the case may be, affected.

2.13	Control by Majority.

Section 6.05 of the Indenture is deleted and the following substituted therefor:

The Holders of a majority in principal amount of the Outstanding Debt Securities, or if the remedy relates only to a series of the Outstanding Debt Securities, of the Outstanding Debt Securities of such series, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Debt Securities or the Debt Securities of such series, as the case may be. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01 and if directed only by the Holders of Debt Securities of a series, that the Trustee determines is unduly prejudicial to the rights of other Debt Securityholders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses, liability and expenses caused by taking or not taking such action.

2.14	Instruments Executed by Holders Bind Future Holders; Record Dates.

Section 8.04 of the Indenture is deleted and the following substituted therefor:

At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage in aggregate principal amount of the Debt Securities or the Debt Securities of any series, as the case may be, specified in this Indenture in connection with such action and subject to the following paragraph, any Holder of a Debt Security which is shown by the evidence to be included in the Debt Securities or series of Debt Securities, as the case may be, the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action as far as concerns such Debt Security. Except as aforesaid any such action taken by the Holder of any Debt Security shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Debt Security and all past, present and future Holders of Coupons, if any, appertaining thereto, and of any Debt Security issued upon transfer thereof or in exchange or substitution therefore, irrespective of whether or not any notation in regard thereto is made upon such Debt Security or such other Debt Securities or Coupons. Any action taken by the Holders of the percentage in aggregate principal amount of the Debt Securities or the Debt Securities of any series, as the case may be, specified in this Indenture in connection with such action shall be conclusively binding upon the Company, the Trustee and the Holders of all the Debt Securities and Coupons or all the Debt Securities and Coupons of such series, as the case may be.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of Registered Securities or Holders of Registered Securities of any series entitled to give their consent or take any other action required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those persons who were Holders of Registered Securities or Holders of Registered Securities of such series, as the case may be, at the close of business on such record date (or their duly designated proxies), and only those persons, (i) shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such persons continue to be Holders of Registered Securities or Holders of Registered Securities of such series, as the case may be, after such record date and (ii) shall be taken into account for the purpose of determining whether Holders of the requisite proportion of Debt Securities Outstanding or Debt Securities of such series Outstanding, as the case may be, have authorized or agreed or consented to such action, and for that purpose the Debt Securities Outstanding or Debt Securities of such series Outstanding shall be computed as of such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the Holders of the percentage in aggregate principal amount of the Debt Securities or the Debt Securities of such series, as the case may be, specified in this Indenture shall have been received within such 120-day period.

2.15	Modification of Indenture with Consent of Holders of Debt Securities.

The first paragraph of Section 9.02 of the Indenture is deleted in its entirety and the following substituted therefor:

Without notice to any Holder but with the consent (evidenced as provided in Section 8.01) of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities or of the Outstanding Debt Series of each series affected by such supplemental Indenture, the Company, when authorized by a resolution of the Board of Directors, and the Trustee may from time to time and at any time enter into an Indenture or Indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act as in force at the date of execution thereof) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental Indenture or of modifying in any manner the rights of the Holders of the Debt Securities or the Holders of the Debt Securities of such series; as the case may be, provided, however, that no such supplemental Indenture, without the consent of the Holders of each Outstanding Debt Security of any series so affected, shall (i) reduce the percentage in principal amount of Debt Securities or of Debt Securities of such series, as the case may be, whose Holders must consent to an amendment; (ii) reduce the rate of or extend the time for payment of interest on any Debt Security or Coupon of such series or reduce the amount of any payment to be made with respect to any Coupon of such series; (iii) reduce the principal of or extend the Stated Maturity of any Debt Security of such series; (iv) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security of such series may or shall be redeemed in accordance with Article III; (v) make any Debt Security or Coupon of such series payable in Currency other than that stated in the Debt Security of such series; (vi) in the case of any Debt Security or Coupons of such series, if any, appertaining thereto subordinated pursuant to Article XII, make any change in Article XII or the defined terms used therein that adversely affects the rights of any Holder under Article XII; (vii) release any security that may have been granted in respect of the Debt Securities of such series; (viii) make any change in Section 6.06 or this Section 9.02; (ix) limit the obligation of the Company to pay additional interest pursuant to Section 4.06; (x) make any change to the provisions of Section 4.07 that adversely affects the rights of any Holder of the Debt Securities of such series, (xi) impair the rights of any Holder of the Debt Securities of such series to receive payment of principal of and interest on such Holder’s Debt Securities of such series (including any Additional Amount) on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Debt Securities of such series, (xii) make any change in the Guarantee of the Debt Securities of such series by any Guarantor that would adversely affect any Holder of the Debt Securities of such series or (xiii) limit the obligation of the Company to maintain a paying agency outside the United States for payment on Bearer Securities as provided in Section 4.02 or limit the obligation of the Company to redeem a Bearer Security as provided in Section 3.02(2).

2.16	Satisfaction and Discharge of Indenture; Defeasance.

Section 11.02(b)(ii) of the Indenture is deleted and the following substituted therefor:

(ii) its obligations with respect to the Debt Securities of such series under Sections 4.08, 4.09, 4.11, 4.12 and under Section 2.19 of the Fifth Supplemental Indenture, the operation of Sections 6.01(e), (f), (g) (with respect to Significant Subsidiaries only), (h) (with respect to Significant Subsidiaries only), (i) and (j) and the limitations in Section 10.02 (“covenant defeasance option”).

Section 2.04 of the Second Supplemental Indenture is deleted in its entirety.

2.17	Required Notices or Demands.

Section 13.03 of the Indenture is amended by adding the words “or Canada” after the words “by being deposited postage prepaid in a post office letter box in the United States” each time such words appear.

2.18	No Jury Trial.

Article XIII of the Indenture is amended by adding the following section:

SECTION 13.15. No Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE DEBT SECURITIES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

2.19	Change of Control

Section 2.02 of the Second Supplemental Indenture is deleted and the following substituted therefor:

The following is added as an additional covenant of the Company with respect to any series of the Debt Securities, unless otherwise specified as to that series pursuant to Section 2.03 of the Original Indenture:

(A) Upon the occurrence of a Change of Control Triggering Event, the Company shall make an offer (a “Change of Control Offer”) to each Holder of Debt Securities of any series to which this Section 2.02 is applicable to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Debt Securities of such series at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (provided, however, that instalments of interest whose interest payment date is on or prior to the Change of Control Payment Date, described below, shall be payable to the Holders of the Debt Securities of such series registered as such at the close of business on the regular record date for such interest according to their terms and the provisions of Section 2.12 of the Indenture) (the “Change of Control Payment”). Within 30 days following the date upon which a Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall mail, by first class mail, a notice to each Holder of Debt Securities of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and stating: (1) that the Change of Control Offer is being made pursuant to this Section 2.02 and that all Debt Securities of such series tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that if the notice is mailed prior to the date of consummation of the Change of Control, the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date; (4) that any Debt Security of such series not tendered will continue to accrue interest; (5) that, unless the Company defaults in the payment of the Change of Control Payment, all Debt Securities of such series accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (6) that Holders electing to have any Debt Securities of such series purchased pursuant to a Change of Control Offer will be required to surrender the Debt Securities of such series to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (7) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Debt Securities of such series delivered for purchase, and a statement that such Holder is withdrawing its election to have the Debt Securities of such series purchased; and (8) that Holders whose Debt Securities are being purchased only in part will be issued new Debt Securities of such series equal in principal amount to the unpurchased portion of the Debt Securities of such series surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company shall notify the Trustee, at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Change of Control Offer, of the Company’s obligation to make the Change of Control Offer, and the Change of Control Offer shall be mailed by the Company, or at the Company’s request, by the Trustee in the name and at the expense of the Company. The Company shall comply with the requirements of Section 14(e) of and Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Debt Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue of such conflict.

(B) Holders of Debt Securities electing to have such Debt Securities purchased pursuant to a Change of Control Offer will be required to surrender their Debt Securities, with the form entitled

“Option of Holder to Elect Purchase” on the reverse of the Debt Securities completed, to the paying agent at the address specified in the notice, or transfer their Debt Securities to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(C) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Debt Securities of such series or portions thereof properly tendered pursuant to the Change of Control Offer; (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Debt Securities of such series or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Debt Securities of such series so accepted together with an Officers’ Certificate stating the aggregate principal amount of Debt Securities of such series or portions thereof being purchased by the Company. The paying agent shall promptly mail to each such Holder of Debt Securities of such series so tendered the Change of Control Payment for such Debt Securities so tendered, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Debt Security of such series equal in principal amount to any unpurchased portion of the Debt Securities of such series surrendered by such Holder, if any; provided, that each such new Debt Security of such series shall be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(D) Notwithstanding anything to the contrary in this Section 2.02, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner at the times and otherwise in compliance with the requirements set forth in this Section 2.02 and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company and purchases all Debt Securities of the applicable series properly tendered and not withdrawn under such Change of Control Offer.

(E) For purposes of this Section 2.02, the following terms shall have the respective meanings specified in this paragraph (E):

“Board of Directors” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or a Restricted Subsidiary;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any amalgamation, merger or consolidation) the result of which is that any “person” (as defined in clause (1) of this definition), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(5) the Company amalgamates or consolidates with, or merges with or into, any person, or any person amalgamates or consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or is converted into or exchanged for, a majority of the Voting Stock of the surviving or transferee person, measured by voting power rather than number of shares, immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Continuing Directors” means, with respect to a series of Debt Securities, as of any date of determination, any member of the Board of Directors who:

(1) was a member of the Board of Directors on the date of original issuance of the series of Debt Securities for any series of Debt Securities issued after June 30, 2002; or

(2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., or any successor to the rating agency business thereof.

“Investment Grade Rating” means a rating equal to or greater than BBB- by S&P, Baa3 by Moody’s and BBB- by Fitch or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the Issue Date, or the equivalent rating of any other Rating Agency selected by the Company as provided in the definition of Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, or any successor to the rating agency business thereof.

“Rating Agencies” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s and Fitch or any two of them cease to rate the Debt Securities or cease to make a rating of the Debt Securities publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating of the Debt Securities publicly available selected by the Company (as certified by an Officer’s Certificate) which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Ratings Decline” means the occurrence of the following on any date during the Trigger Period: (1) in the event that the Debt Securities have an Investment Grade Rating by all three Rating Agencies, the Debt Securities cease to have an Investment Grade Rating by two of the three Rating Agencies, (2) in the event that the Debt Securities have an Investment Grade Rating by only two Rating Agencies, the Debt Securities cease to have an Investment Grade Rating by both such Rating Agencies, or (3) in the event that the Debt Securities do not have an Investment Grade Rating or have an Investment Grade Rating by only one of the Rating Agencies, the rating of the Debt Securities by two of the three Rating Agencies (or, if there are less than three Rating Agencies rating the Debt Securities, the rating of each Rating Agency) decreases by one or more gradations (including gradations within ratings categories as well as between ratings categories) or is withdrawn.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill & Companies, Inc., or any successor to the rating agency business thereof.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies then rating the Company or the Debt Securities has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

2.20	Additional Event of Default

In addition to the Events of Default set forth in Section 6.01 of the Original Indenture, an Event of Default with respect to the Debt Securities of a series occurs if the Company fails to comply with Section 2.19 of this Fifth Supplemental Indenture.

Section 2.03 of the Second Supplemental Indenture is deleted in its entirety.

2.21	Change of Control Amendment

Section 2.01 of the Fourth Supplemental Indenture is deleted in its entirety.

ARTICLE 3- MISCELLANEOUS

3.01	Effectiveness.

This Fifth Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this Fifth Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and the rights of every Holder of Debt Securities shall hereafter be determined, exercised and enforced subject in all respects to the terms of this Fifth Supplemental Indenture, and all the terms and conditions of the Indenture as amended or supplemented by this Fifth Supplemental Indenture for any and all purposes.

3.02	Indenture Remains in Full Force and Effect.

Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

3.03	Indenture and Fifth Supplemental Indenture Construed Together.

This Fifth Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Fifth Supplemental Indenture shall henceforth be read and construed together.

3.04	Confirmation and Preservation of Indenture.

The Indenture as supplemented by this Fifth Supplemental Indenture is in all respects confirmed and preserved.

3.05	Conflict with Trust Indenture Act.

If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), that is required under the Trust Indenture Act to be part of and govern any provision of this Fifth Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Fifth Supplemental Indenture, as the case may be.

3.06	Severability.

In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.07	Headings.

The Article and Section headings of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Fifth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

3.08	Benefits of Supplemental Indenture, etc.

Nothing in this Fifth Supplemental Indenture or the Debt Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Debt Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fifth Supplemental Indenture or the Debt Securities.

3.09	Successors.

All agreements of the Company in this Fifth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fifth Supplemental Indenture shall bind its successors.

3.10	Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Fifth Supplemental Indenture or the due authorization of this Fifth Supplemental Indenture by the Company.

3.11	Certain Duties and Responsibilities of the Trustee.

In entering into this Fifth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

3.12	Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIFTH SUPPLEMENTAL INDENTURE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

3.13	Acceptance of Trusts.

The Trustee hereby accepts the trust in this Fifth Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in the Indenture as amended by this Fifth Supplemental Indenture.

3.14	Counterpart Originals.

The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date and year first above written.

METHANEX CORPORATION, as Issuer

By:
Ian Cameron Senior Vice President, Corporate Development
and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name: Title: